Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Toyota Motor Corporation of our report dated June 21, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Toyota Motor Corporation’s Annual Report on Form 20-F for the year ended March 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Aarata LLC

Nagoya, Japan

October 15, 2019